Phillips Edison & Company Implements Mitigation Plan in Response to COVID-19 Pandemic

Company takes proactive and prudent measures to maximize financial flexibility during pandemic uncertainty

Draws $200 million on revolving credit facility; temporarily suspends monthly distributions and share repurchases

CINCINNATI - March 30, 2020 - Phillips Edison & Company, Inc. (“PECO” or the “Company”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, issued an update in response to the rapidly evolving novel coronavirus (COVID-19) pandemic.

“The health and safety of our neighbors (tenants), associates, shoppers and communities are of great concern during this pandemic, and our thoughts are with those affected by this unprecedented situation,” said Jeff Edison, Chairman and Chief Executive Officer of PECO. “We are truly thankful for the brave healthcare professionals and first responders fighting COVID-19 on the front lines as well as grocery store employees working tirelessly to keep stores stocked and customers fed.”

“Our neighborhood shopping centers are currently the lifeblood for many communities across the country and we are working with our grocers and other necessity-based neighbors to ensure they can effectively serve their customers. Across our portfolio, we have seen tremendous spikes in foot traffic and sales at our anchors, like Kroger, Publix, and Walmart, as the public has been stocking up on groceries and necessity-based products.

“While our grocers are experiencing strong sales, over 20% of our neighbors have temporarily closed to date and have been adversely impacted by social distancing and stay-at-home guidelines. We have been communicating with our affected neighbors to help inform them of various resources available at the federal and state levels, including the recently passed CARES Act.

“We are implementing key measures to mitigate the negative financial and operational impact of COVID-19, including cutting internal costs and limiting and deferring capital expenditures at our properties. Additionally, we are temporarily suspending monthly distributions and share repurchases and drawing $200 million on our $500 million revolving credit facility to increase our liquidity in order to meet our operating needs for a sustained period.”

The Company is taking the following steps given the uncertainty and fluidity of the situation:

•	Expense reductions are being implemented at the property and corporate level.

•	All capital projects are being delayed to the extent possible.

•	The Company is drawing $200 million on its $500 million revolving credit facility.

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Compensation for PECO’s chief executive officer and executive management team are highly incentive based. Approximately 83% and 65%, respectively, is based on Company performance and will be negatively impacted by these events.

•	Monthly distributions are temporarily suspended effective after the March 2020 distribution, which will be paid in all cash on April 1, 2020.

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The Share Repurchase Program for DDI (death, qualifying disability or determination of incompetence) requests is temporarily suspended, effective March 27, 2020. The Share Repurchase Program for standard requests remains suspended.

The Company is continually evaluating all measures and options available to it and will provide future updates on the impact of COVID-19 to its business.

PECO has weathered multiple market cycles, uncertainties, and challenges during its 29-year operating history. PECO finished 2019 with record occupancy, strong growth momentum, and robust demand for its well-located retail real estate. From a balance sheet perspective, the Company was well positioned at December 31, 2019, with a net debt to total enterprise value of 39.5% and no material maturities until 2022.

Dividend Reinvestment Plan
The distribution reinvestment plan (“DRP”) is also temporarily suspended. DRP participants will receive their March 2020 distribution (payable April 1, 2020) in cash via a check mailed to the address of record, or, the distribution will be sent to the custodian, if the account is custodial held. When the suspension of monthly distributions ends and the DRP resumes, DRP participants will automatically reinvest their distributions and will not need to complete any new paperwork.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 317 shopping centers, including 287 wholly-owned centers comprising approximately 32.1 million square feet across 31 states (as of December 31, 2019). PECO has generated strong operating results over its 29+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.

Forward-Looking Statements
Certain of the matters discussed in this Press Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “continue,” “plan,” “future,” “uncertainty,” or similar expressions. Such forward-looking statements only speak as of the date of this Press Release. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including, but not limited to, the effects of COVID-19, including on the demand for consumer goods and services and levels of consumer confidence in the safety of visiting shopping centers as a result of COVID-19; the measures taken by federal, state and local government agencies and tenants in response to COVID-19; the impact of the COVID-19 pandemic on our tenants and their ability to pay rent on time or at all; the length and severity of the COVID-19 pandemic in the United States; the pace of recovery following the COVID-19 pandemic; our ability to implement cost containment strategies; and the adverse effects of COVID-19 on our business. Additional important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 11, 2020, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.